Exhibit 3.229

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

JOSLYN SUNBANK COMPANY, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

The undersigned, being all the members of Joslyn Sunbank Company, LLC, a California limited liability company (the “Company”), do hereby execute this Amended and Restated Operating Agreement of the Company (this “Operating Agreement”) effective as of this 14th day of March, 2019. The Company was formed as a California limited liability company on the 9th day of January, 1997, upon the filing of its Articles of Organization with the Secretary of State of the State of California pursuant to and in accordance with the California Revised Uniform Limited Liability Company Act (Cal. Corp. Code §§ 17701.01 et seq.), as amended from time to time (“RULLCA”).

ARTICLE I

MEMBERS

The members of the Company are Sunbank Family of Companies, LLC and Esterline Technologies Corporation (each a “Member” and, collectively, the “Members”).

ARTICLE II

OFFICE

The principal office of the Company shall be located at 1740 Commerce Way, Paso Robles, California 93446 (the “Principal Office”). The Company may have such other offices as the Members may designate or as the business of the Company may require.

ARTICLE Ill

PURPOSE

The purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under RULLCA and to engage in any and all activities necessary or incidental thereto.

ARTICLE IV

DURATION OF THE COMPANY

The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Members.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Members may in the future contribute any additional capital deemed necessary by the Members for the operation of the Company.

ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS

Sunbank Family of Companies, LLC is the holder of 99% of the membership interests in the Company and shall have a 99% distributive share of the Company’s profits, losses and cash flow. Esterline Technologies Company is the holder of 1% of the membership interests in the Company and shall have a 1% distributive share of the Company’s profits, losses and cash flow.

ARTICLE VII

MANAGEMENT

The Members will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Members may deem necessary, to act on behalf of the Company and to delegate the authority otherwise reserved to the Members to such representatives. The signature of the Members of the Company shall be sufficient to bind the Company with respect to any matter on which the Members shall be required or entitled to act. The Members have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Operating Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Members.

ARTICLE VIII

PLEDGE OF MEMBERSHIP INTEREST

Notwithstanding any other provision in this Operating Agreement, each Member shall be entitled to pledge its membership interest, including all interests, economic rights, control rights and status rights as a member, to, and otherwise grant a lien and security interest in its membership interest and all of its right, title and interest under this Operating Agreement in favor of, any lender to the Company or an affiliate of the Company (or an agent on behalf of such lender) without any further consents, approvals or actions required by such lender (or agent), the Members, the Company or any other person under this Operating Agreement or otherwise. So long as any such pledge of or security interest in such Member’s membership interest is in effect, no consent of the Company or the Members shall be required to permit a pledgee thereof to be substituted for such Member under this Operating Agreement upon the exercise of such pledgee’s rights with respect to such membership interest. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Operating Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a member under this Operating Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a member under this Operating Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a member and shall have no further rights or powers under this Operating Agreement. The execution and delivery of this Operating Agreement by the Members shall constitute any necessary approval of such Members under the Act to the foregoing provisions of this Article 8. So long as any pledge of any Member’s membership interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee. All of the foregoing shall be subject to the limitations and other provisions applicable to the exercise of remedies contained in each of the Collateral Agreements. For purposes of the foregoing, “Collateral Agreements” means (1) the Guarantee and Collateral Agreement dated as of June 23, 2006, as amended and restated as of December 6, 2010, as further amended and restated as of February 14, 2011, and as further amended and restated as of February 28, 2013 (as further amended, supplemented, or otherwise modified from time to time), among the Members, certain affiliates of the Members and Credit Suisse AG, as collateral agent and (2) the Pledge and Security Agreement dated as of February 13, 2019 (as amended, supplemented or otherwise modified from time to time), among the Members, certain affiliates of the Members and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent.

ARTICLE IX

BOOKS AND RECORDS

The Company books shall be maintained at the Principal Office. The fiscal year of the Company shall end on such date in each year as shall be designated from time to time by the Members. The Members shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Members will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE X

AMENDMENTS

This Operating Agreement may be amended by a written instrument adopted by the Members and executed by the Members at any time, for any purpose, at the sole discretion of the Members.

ARTICLE XI

INDEMNIFICATION

To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless the Members and any officers of the Company (each an “Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI shall continue for a person who has ceased to be an officer and inures to the benefit of the heirs, executors and administrators of such a person.

The Company may obtain, at the expense of the Company, directors and officers insurance coverage in an amount and on such terms as determined by the Members.

ARTICLE XII

BANKING

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Members, and the Members are authorized to sign any such checks or withdrawal forms.

ARTICLE XIII

APPLICABILITY OF UCC ARTICLE 8

The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:

“This certificate evidences an interest in Joslyn Sunbank Company, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XIV

MISCELLANEOUS

This Operating Agreement is made by the Members for the exclusive benefit of the Company, the Members and their successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Operating Agreement, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and the Members with respect to any capital contribution or otherwise.

[Signature page follows.]

IN WITNESS WHEREOF, the Members have hereunto set their hands effective the day and year first written above.

SUNBANK FAMILY OF COMPANIES, LLC

By:	/s/ Michael J. Lisman
Name:	Michael J. Lisman
Its:	President

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ Halle F. Terrion
Name:	Halle F. Terrion
Its:	Secretary

[Signature Page to Operating Agreement (Joslyn Sunbank Company, LLC)]